FOR IMMEDIATE RELEASE

MANARIS CORPORATION ANNOUNCES DEPARTURE OF AVENSYS’ PRESIDENT

MONTREAL, July 17, 2007 -- Manaris Corporation (OTC BB: MANS, Frankfurt WKN: A0F5LD), the publicly-traded holding company of Avensys Inc., a leading manufacturer and distributor of fiber optic components and integrator of instrumentation and turn-key systems for environmental monitoring, today announced the departure of Martin d’Amours as president of Avensys, Inc. as of July 13, 2007. Mr. d’Amours had joined the company as president of the Manaris subsidiary in February 2005. The Board of Directors and Martin agreed that this was an appropriate time to transition our leadership of Avensys Inc. John Fraser, president and CEO of Manaris, will fulfill the duties of the President of Avensys, Inc. on an interim basis.

"Martin has contributed to the Company's restructuring to leverage its core strengths and navigate through a challenging period in the sector during the time he was with us," said John G. Fraser, president and chief executive officer of Manaris Corporation.  "On behalf of the Board of Directors, I want to thank him and wish him the best in his future endeavors."

The Board of Directors believes that current market conditions will allow Avensys to continue along its path of building profitable growth going forward. The Company is witnessing sustainable demand for Avensys’ products and services and believes in its ability to execute the business strategy it has outlined for Avensys. The Company will continue to focus on leveraging these core strengths to improve and build upon on its positive operational performance.

About Manaris Corporation
Manaris operates two wholly-owned subsidiaries. Our Avensys subsidiary, through its manufacturing division Avensys Technologies, designs, manufactures, distributes, and markets high reliability optical components and modules as well as FBGs for the telecom market and high power devices and sub- assemblies for the industrial market. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. Avensys Solutions, is an industry leader in providing environmental monitoring solutions for air, water and soil, as well as geostructure in the Canadian marketplace. Our other subsidiary, C-Chip Technologies Corporation (North America) licensed its technology to its technology partner iMetrik Inc, whereby, C-Chip will receive royalties from iMetrik for its worldwide sales of GSM-based "locate and disable" products into the "Buy Here Pay Here" (BHPH) used car market.

Forward-Looking Statements
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For more information, please contact The Global Consulting Group:

Ms. Truc Nguyen at +1-646-284-9418; tnguyen@hfgcg.com
or Mr. David Serry at +1-646-284-9407; dserry@hfgcg.com